Pricing Supplement Dated May 4, 2000                              Rule 424(b)(5)
(To Prospectus dated October 20, 1997 and                     File No. 333-36595
Prospectus Supplement dated October 31, 1997)
                           POST APARTMENT HOMES, L.P.
                       MEDIUM TERM NOTES -- FLOATING RATE
                              CUSIP NO. 73761PAM1
--------------------------------------------------------------------------------

Principal Amount: $25,000,000              Initial Interest Rate: 7.42%
Agent's Discount or Commission: 0.50%      Original Issue Date: May 9, 2000
Net Proceeds to Issuer: $24,875,000        Stated Maturity Date: February 1,
                                           2005
--------------------------------------------------------------------------------

Calculation Agent: SunTrust Bank
Interest Calculation:

          [X] Regular Floating Rate Note         [ ] Floating Rate/Fixed Rate Note
          [ ] Inverse Floating Rate Note           (Fixed Rate Commencement Date):
            (Fixed Interest Rate)                  (Fixed Interest Rate):
          [ ] Other Floating Rate (see attached)

Interest Rate Basis:
          [ ] CD Rate                [ ] Prime Rate                [ ] Federal Funds Rate
          [ ] Commercial Paper Rate  [X] LIBOR                     [ ] Treasury Rate
                                                                   [ ] 11th District Cost of Funds
          [ ] Other (see attached)   [ ] CMT Rate                  Rate
If LIBOR, Designated LIBOR Page:     [ ] Reuters Page:             Designated CMT Telerate Page:
                                     [X] Telerate Page: 3750       Designated CMT Maturity Index:

Index Currency: U.S. Dollars
Initial Interest Reset Date: August 1, 2000                  Spread (+/-): +75 basis points
Interest Reset Dates: Feb. 1, May 1, Aug. 1, Nov. 1 of each
  year                                                       Spread Multiplier:
Interest Payment Dates: Feb. 1, May 1, Aug. 1, Nov. 1 of
  each year                                                  Maximum Interest Rate:
Index Maturity: 3 months                                     Minimum Interest Rate:

Day Count Convention:
        [X] Actual/360 for the period from May 9, 2000 to February 1, 2005
        [ ] Actual/Actual from the period from                                to

        [ ] 30/360 for the period from         to
Redemption:
        [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
        [ ] The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:
         Initial Redemption Percentage:      %
         Annual Redemption Percentage Reduction:      % until Redemption
            Percentage is 100% of the Principal Amount.
Repayment:
        [X] The Notes cannot be repaid prior to the Stated Maturity Date.
        [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:      %
Currency:
        Specified Currency: U.S. Dollars     (If other than U.S. dollars, see
                                             attached).
                                  (Applicable only if Specified Currency is
          Minimum Denominations:             other than U.S. dollars).
Original Issue Discount:  [ ] Yes          [X] No
        Total Amount of OID:                               Yield to Maturity:
        Initial Accrual Period:
Form:   [X] Book-Entry                    [ ] Certificated
Agent:   [ ] Merrill Lynch & Co.
        [ ] Lehman Brothers
        [ ] J.P. Morgan Securities Inc.
        [X] Bear, Stearns & Co. Inc.
Agent acting in the capacity as indicated below:
        [X] Agent               [ ] Principal
If as principal:
        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering price
            of      % of principal amount.
If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
Other Provisions:

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for Post Apartment Homes, L. P. (the "Operating Partnership") was 2.6 for the year ended December 31, 1999, 2.7 for the year ended December 31, 1998, 2.5 for the year ended December 31, 1997, 2.7 for the year ended December 31, 1996 and 2.1 for the year ended December 31, 1995.

     For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion supplements, and to the extent inconsistent therewith, replaces, the discussion in the prospectus dated October 20, 1997 under the heading "FEDERAL INCOME TAX CONSIDERATIONS" and the discussion in the prospectus supplement dated October 31, 1997 under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

TAX RELIEF EXTENSION ACT OF 1999

     On December 17, 1999, the Tax Relief Extension Act of 1999 was signed into law. This legislation modifies several provisions of the Internal Revenue Code of 1986, as amended, relating to real estate investment trusts, or REITs, such as Post Properties, Inc. (the "Company"). In general, the modifications to the REIT provisions of the Internal Revenue Code will become effective in the Company's taxable year that will begin on January 1, 2001.

     Changes to the REIT Annual Distribution Requirement. Under current applicable law, as described in the prospectus dated October 20, 1997 under the heading "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for
Qualification -- Distribution Requirements," in order to qualify as a REIT for federal income tax purposes, the Company is required to distribute to its shareholders, with respect to each taxable year, dividends (other than capital gain dividends) in an aggregate amount at least equal to 95% of its REIT taxable income, determined without regard to net capital gain. Beginning in 2001, this annual distribution requirement will be reduced, so that the Company will be required to distribute only 90% of its REIT taxable income (determined without regard to net capital gain). As under current law, however, to the extent that the Company does not distribute all of its net capital gain or distributes at least 95 (90% beginning in 2001) but less than 100% of its REIT taxable income, it will be subject to federal income tax on the undistributed income at regular corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods, it will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the amounts actually distributed or, in the case of net capital gain retained by the Company, deemed to have been distributed.

     Changes to the REIT Asset Trusts. Under current applicable law, as described in the prospectus dated October 20, 1997 under the heading "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Asset Tests," in order for the Company to qualify as a REIT for federal income tax purposes, it must not own more than 10% of the outstanding voting securities of any corporate issuer (referred to herein as a "non-qualified REIT subsidiary") other than a qualified REIT subsidiary or another REIT. In addition, the value of any non-qualified REIT subsidiary's debt and equity securities owned by the Company may not exceed 5% of the value of the Company's total assets. Debt that is secured by real estate assets generally does not constitute a "security" for purposes of the 5% asset test.

     The Operating Partnership currently owns 100% of the nonvoting stock (representing substantially all of the equity value) and 1% of the voting stock of Post Services, Inc., which is a nonqualified REIT subsidiary, and the Operating Partnership also holds a note issued by Post Services. In addition, the Operating

Partnership owns 100% of the nonvoting stock (representing substantially all of the equity value) and 2% of the voting stock of Addison Circle Access, Inc., an inactive corporation which is also a nonqualified REIT subsidiary. By virtue of its ownership of an interest in the Operating Partnership, the Company is deemed to own its pro rata share of assets of the Operating Partnership and any subsidiary partnerships, including the debt and equity securities of Post Services and Addison Circle Access. Because the Operating Partnership owns less than 10% of the voting securities of Post Services and Addison Circle, the Company likewise is treated as owning less than 10%. In addition, based upon its analysis of the estimated value of the debt and equity securities of Post Services and Addison Circle Access owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership, the Company believes that its pro rata share of the debt and equity securities of its nonqualified REIT subsidiaries at all relevant times has been less than 5% of the total value of the Company's assets. However, no independent appraisals have been obtained to support this conclusion, and King & Spalding, in rendering its opinion as to the Company's qualification as a REIT, is relying on the Company's representation with respect to the value of the debt and equity securities of Post Services and Addison Circle Access. After reasonable inquiry, King & Spalding is not aware of any facts inconsistent with the Company's representation about the value of its non-qualified REIT subsidiaries. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which any actual or deemed acquisition of the securities of its nonqualified REIT subsidiaries is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in the securities of its non-qualified REIT subsidiaries.

     Under the new law, beginning in 2001, a REIT also will be prohibited from owning more than 10% of the value of the outstanding debt and equity securities of any non-qualified REIT subsidiary, subject to two principal exceptions. First, under a "grandfather rule," a REIT's ownership of the debt and equity securities of a non-qualified REIT subsidiary held on July 12, 1999, will be exempt from the new 10% value test until the first day after July 12, 1999 on which the non-qualified REIT subsidiary engages in a substantial new line of business or acquires any substantial asset or until the REIT acquires additional securities of the non-qualified REIT subsidiary. Second, a REIT and a nonqualified REIT subsidiary may make a joint election for the non-qualified REIT subsidiary to be treated as a "taxable REIT subsidiary." The securities of a taxable REIT subsidiary held by a REIT are not subject to the new 10% value test.

     Because the Company, through the Operating Partnership, owns more than 10% of the value of the outstanding securities of both of its nonqualified REIT subsidiaries, the Company would be disqualified as a REIT beginning in 2001 unless either (1) the securities of the nonqualified REIT subsidiaries were eligible for relief under the grandfather rule or (2) the Company and its nonqualified REIT subsidiaries were to elect to treat the nonqualified REIT subsidiaries as taxable REIT subsidiaries. Although the securities of Post Services and Addison Circle Access held by the Operating Partnership may be eligible for relief under the grandfather rule, the Company anticipates that an election will be made, effective January 1, 2001, for Post Services and Addison Circle Access to be treated as taxable REIT subsidiaries.

     In addition to being exempt from the new 10% value test, securities of a taxable REIT subsidiary also are exempt from the 5% asset test and the 10% voting securities test under current law. Thus, if a taxable REIT subsidiary election is made, the Operating Partnership would be permitted to acquire the voting stock of Post Services and Addison Circle Access, which is currently held by executive officers of the Company.

     Under the new rules, a number of constraints are imposed on REITs and their taxable REIT subsidiaries to ensure that REITs cannot, through taxable REIT subsidiaries, engage in substantial non-real estate activities and also to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. First, the value of the debt and equity securities of all taxable REIT subsidiaries owned by a REIT (including mortgages secured by real estate) cannot represent more than 20% of the value of the REIT's total assets. Second, a taxable REIT subsidiary will be subject to the "earnings stripping" rules of the Internal Revenue Code with respect to interest paid to the REIT, which could disallow a portion of the taxable REIT subsidiary's interest deductions under certain circumstances. Third, a 100% excise tax may be imposed on the REIT with respect to certain "redetermined rents, redetermined deductions, and excess interest" to ensure arm's length (1) pricing for services provided by the taxable REIT subsidiary to REIT tenants and

(2) allocation of shared expenses between the REIT and the taxable REIT subsidiary. Certain additional limitations also will apply.

REGULATIONS REPLACING IRS NOTICE 88-19

     Recently, the Treasury Department issued retroactive temporary regulations, which previously had been announced in IRS Notice 88-19. Notice 88-19 is described in the Prospectus under the heading "FEDERAL INCOME TAX
CONSIDERATIONS -- Qualification and Taxation of the Company as a REIT."

     Under the temporary regulations, as under Notice 88-19, if the Company acquires any asset from a C corporation in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted tax basis of such property at such time), such gain will be subject to federal corporate income tax at the highest rate applicable, provided that an election is made by the Company pursuant to the new regulations to apply the principles of Section 1374 of the Code to such gain (a "1374 election").

     Although the temporary regulations apply retroactively to transactions occurring on or after June 10, 1987, and therefore apply to the assets acquired from Columbus in 1997, the regulations permit the Company to make a valid section 1374 election, with respect to its acquisition of the assets of Columbus, on the Company's first federal income tax return filed after March 8, 2000. Accordingly, the Company intends to file a section 1374 election with respect to the assets acquired from Columbus on the Company's federal income tax return for the taxable year ended December 31, 1999.

BOND PREMIUM

     The proposed Treasury regulations relating to the amortization of bond premium, which are referred to in the prospectus supplement dated October 31, 1997 under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS -- U.S. Holders -- Premium," have been finalized and apply to debt instruments acquired on or after March 2, 1998.

SALE, EXCHANGE, OR RETIREMENT OF NOTES; CAPITAL GAIN RATES

     In the case of a taxpayer other than a corporation, capital gain recognized upon the sale, exchange or retirement of a Note held for more than one year will be subject to federal income tax at a maximum rate of 20%. Capital gain recognized with respect to a Note held for one year or less will be subject to federal income tax at the same rates as ordinary income.

NON-U.S. HOLDERS OF NOTES; IDENTIFICATION AND CERTIFICATION REQUIREMENTS

     The effective date for the final Treasury regulations relating to the identification and certification requirements described in the prospectus supplement dated October 31, 1997 under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS -- Non-U.S. Holders," has been extended so that the new regulations will apply to payments made after December 31, 2000, subject to certain transition rules. Foreign holders of Notes should consult their own tax advisors regarding the effect of the new regulations, if any, on their investment in the Notes.

                              RECENT DEVELOPMENTS

SELECTED FINANCIAL INFORMATION

     The following unaudited financial information as of and for the three month periods ended March 31, 2000 and 1999 has been prepared by the Operating Partnership's management in accordance with generally accepted accounting principles for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year. This financial information should be read in conjunction with the Operating Partnership's audited financial statements and notes thereto included in the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1999.

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER UNIT DATA)
                                                                      (UNAUDITED)
OPERATING DATA
  Revenue:
     Rental -- owned properties.............................   $   87,825      $   75,585
     Property management -- third party.....................          908             871
     Landscape services -- third party......................        2,102           1,730
     Interest...............................................          539              65
     Other..................................................        4,069           2,641
                                                               ----------      ----------
          Total revenue.....................................       95,443          80,892
                                                               ----------      ----------
  Property operating and maintenance expenses -- owned
     properties.............................................       30,651          26,369
  Depreciation expense......................................       17,005          12,710
  Property management expenses -- third party...............          788             719
  Landscape services expenses -- third party................        2,005           1,660
  Interest expense..........................................       10,701           7,217
  Amortization of deferred loan costs.......................          385             336
  General and administrative expenses.......................        2,497           2,383
  Minority interest in consolidated property partnerships...         (555)             92
                                                               ----------      ----------
                                                                   63,477          51,486
                                                               ----------      ----------
  Net income before net gain (loss) on sale of assets and
     extraordinary item.....................................       31,966          29,406
  Net gain (loss) on sale of assets.........................          687          (1,567)
                                                               ----------      ----------
  Net income before extraordinary item......................       32,653          27,839
  Extraordinary item(1).....................................           --            (521)
                                                               ----------      ----------
Net income..................................................       32,653          27,318
Distribution to preferred unitholders.......................       (4,369)         (2,969)
                                                               ----------      ----------
Net income available to common unitholders..................   $   28,284      $   24,349
                                                               ==========      ==========
  Funds from operations(2)..................................   $   43,490      $   38,754
                                                               ==========      ==========
PER COMMON UNIT DATA
  Net income before extraordinary item
     (net of preferred distribution) -- basic...............   $     0.64      $     0.57
                                                               ==========      ==========
  Net income available to common unitholders -- basic.......   $     0.64      $     0.56
                                                               ==========      ==========
  Net income before extraordinary item
     (net of preferred distribution) -- diluted.............   $     0.63      $     0.57
                                                               ==========      ==========
  Net income available to common unitholders -- diluted.....   $     0.63      $     0.56
                                                               ==========      ==========
  Dividends declared........................................   $     0.76      $     0.70
                                                               ==========      ==========

                                                                     MARCH 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS,
                                                                    (UNAUDITED)
BALANCE SHEET DATA
  Real estate, before accumulated depreciation..............  $2,644,278    $2,327,270
  Real estate, after accumulated depreciation...............   2,328,141     2,068,117
  Total assets..............................................   2,419,931     2,141,868
  Total debt................................................   1,046,847       869,881
  Partners' equity..........................................   1,255,375     1,172,259
KEY DEBT STATISTICS
  Total secured debt........................................  $  414,847    $  331,881
  Total unsecured debt......................................     632,000       538,000
  Interest coverage ratio(3)(4).............................         5.6           6.9
  Fixed charge coverage ratio(3)(5).........................         4.0           4.9
  Total debt as a % of undepreciated real estate............        39.6%         37.4%

---------------

(1) The extraordinary item for the three months ended March 31, 1999 resulted from the costs associated with the early extinguishment of indebtedness.

(2) The Operating Partnership uses the National Association of Real Estate Investment Trust ("NAREIT") definition of Funds from Operations ("FFO"), as defined below in "Funds from Operations and Cash Available for Distribution".

(3) Calculated for the three months ended March 31, 2000 and 1999.

(4) Interest coverage ratio is defined as net income available for debt service divided by interest expense. For purposes of this calculation, net income available for debt service represents earnings before distributions to preferred unitholders, gain (loss) on sale of assets, interest expense, depreciation, amortization and extraordinary items.

(5) Fixed charge coverage ratio is defined as net income available for debt service divided by interest expense plus distributions to preferred unitholders. For purposes of this calculation, net income available for debt service represents earnings before distributions to preferred unitholders, gain (loss) on sale of assets, interest expense, depreciation, amortization and extraordinary items.

FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION

     The Operating Partnership believes FFO is a useful measure of performance of an equity REIT. The Operating Partnership uses the National Association of Real Estate Investment Trust definition of FFO, which for any period means the consolidated net income available to common unitholders of the Operating Partnership and its subsidiaries for such period excluding gains or losses from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with GAAP. National Association of Real Estate Investment Trust's definition of FFO historically excluded items classified by GAAP as extraordinary or unusual and significant non-recurring events that materially distort the comparative measurement of performance over time. Effective January 1, 2000, National Association of Real Estate Investment Trust amended its definition of FFO to include in FFO all non-recurring events, except for those that are defined as extraordinary items under GAAP and gains and losses from sales of property. The Operating Partnership adopted this amended definition effective January 1, 2000. FFO should not be considered as an alternative to net income, determined in accordance with GAAP, as an indicator of the Operating Partnership's financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Operating Partnership's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Operating Partnership's needs. Cash available for distribution ("CAD") is defined as FFO less capital expenditures funded by operations and loan amortization payments. The Operating Partnership believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Operating Partnership, FFO and CAD should be examined in conjunction with net income as presented in the consolidated financial statements included in the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1999 and the selected financial information included elsewhere in this pricing supplement. FFO and CAD for the three months ended March 31, 2000 and 1999 are summarized in the following table:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER UNIT DATA)
NET INCOME AVAILABLE TO COMMON UNITHOLDERS..................   $28,284      $24,349
  Extraordinary item........................................        --          521
  Net (gain) loss on sale of assets.........................      (687)       1,567
                                                               -------      -------
Adjusted net income.........................................    27,597       26,437
Depreciation on real estate assets, net(1)..................    15,893       12,317
                                                               -------      -------
FUNDS FROM OPERATIONS.......................................    43,490       38,754
Recurring capital expenditures(2)...........................    (1,938)      (1,873)
Non-recurring capital expenditures..........................      (830)        (554)
Loan amortization payments..................................      (310)         (20)
                                                               -------      -------
CASH AVAILABLE FOR DISTRIBUTION.............................   $40,412      $36,307
                                                               =======      =======
Revenue generating capital expenditures(3)..................   $   576      $ 1,018
                                                               =======      =======

---------------

(1) Depreciation on real estate assets is net of the minority interest portion of depreciation in consolidated partnerships.

(2) Since the Operating Partnership does not add back the depreciation of non-real estate assets in its calculation of FFO, capital expenditures of $912 and $955 for the three months ended March 31, 2000 and 1999, respectively, are excluded from the calculation of CAD.

(3) Primarily comprised of major renovations of communities.

CURRENT DEVELOPMENT ACTIVITY

     Certain information regarding the Operating Partnership's apartment communities under development or in initial lease-up as of April 29, 2000 is set forth in the following table:

                                        ESTIMATED QUARTER OF    ESTIMATED QUARTER OF     ESTIMATED QUARTER OF
METROPOLITAN AREA                        CONSTRUCTION START     FIRST UNITS AVAILABLE    STABILIZED OCCUPANCY
-----------------                       --------------------    ---------------------    --------------------
ATLANTA, GA
Post Stratford........................         2Q '99                  1Q '00                   1Q '01
Post Spring...........................         3Q '99                  2Q '00                   3Q '01

CHARLOTTE, NC
Post Uptown Place.....................         3Q '98                  1Q '00                   3Q '00
Post Gateway Place....................         3Q '99                  3Q '00                   2Q '01

TAMPA, FL
Post Harbour Place....................         4Q '98                  2Q '00                   1Q '01

DALLAS, TX
Post Block 588........................         4Q '98                  1Q '00                   2Q '00
Legacy Town Center City Apa...........         3Q '99                  3Q '00                   4Q '01
Post Addison Circle III...............         3Q '99                  3Q '00                   2Q '01
Uptown Village by Post (II)...........         3Q '99                  2Q '00                   4Q '00

HOUSTON, TX
Post Midtown Square II................         1Q '00                  1Q '01                   4Q '01

                                        ESTIMATED QUARTER OF    ESTIMATED QUARTER OF     ESTIMATED QUARTER OF
METROPOLITAN AREA                        CONSTRUCTION START     FIRST UNITS AVAILABLE    STABILIZED OCCUPANCY
-----------------                       --------------------    ---------------------    --------------------
DENVER, CO
Post Uptown Square I..................         1Q '98                  3Q '99                   4Q '00
Post Uptown Square II.................         1Q '00                  1Q '01                   4Q '01

PHOENIX, AZ
Post Roosevelt Square.................         4Q '98                  1Q '00                   1Q '01

ORLANDO, FL
Post Parkside.........................         1Q '99                  2Q '99                   3Q '00

WASHINGTON D.C.
Post Pentagon Row.....................         2Q '99                  4Q '00                   1Q '02

AUSTIN, TEXAS
Post West Avenue Lofts................         3Q '99                  4Q '00                   3Q '01

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made in or incorporated into this pricing supplement, the prospectus dated October 20, 1997 and the prospectus supplement dated October 31, 1997, and other written or oral statements made by or on behalf of the Company or the Operating Partnership, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the future performance of the Company and the Operating Partnership, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements include descriptions of our plans with respect to the development of new apartment communities, our plans to enter new markets and our expectations relating to our continuing growth. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. Neither the Company nor the Operating Partnership undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risk and uncertainties listed above, and other factors that you may wish to consider, is contained elsewhere in the Company's or the Operating Partnership's filings with the Securities and Exchange Commission. The following are some of the factors that could cause the Company's or the Operating Partnership's actual results to differ materially from the expected results described in forward-looking statements:

     - conditions affecting the acquisition, development and ownership of residential real estate, including local zoning and land use issues, environmental regulations, the Americans with Disabilities Act, the Fair Housing Amendments Act of 1988 and general conditions in the multi-family residential real estate market.

     - adverse or unanticipated weather conditions, which may affect the Operating Partnership's overall level of development.

     - the Operating Partnership's ability to obtain financing for the development of additional apartment communities.

     - the impact of competition, including competition for tenants and locations and in other important aspects of our business. The Operating Partnership's primary competitors include other regional or national apartment communities, and the multifamily apartment community business is highly competitive.

     - general economic conditions which affected consumer confidence and purchases of new homes, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates, and other factors.

     - the Company's ability to continue to qualify as a REIT under the Internal Revenue Code.

     - changes in laws and regulations, including changes in accounting standards, tax statutes or regulations, and environmental and land use regulations, and uncertainties of litigation.